UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 30, 2011

HF FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-19972	46-0418532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South Main Avenue Sioux Falls, SD	57104
(Address of principal executive offices)	(Zip Code)

(605) 333-7556

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) Compensatory Arrangements of Certain Officers

On June 30, 2011, the Personnel, Compensation & Benefits Committee (the “PCB Committee”) of the Board of Directors (the “Board”) of HF Financial Corp. (the “Company”) approved its executive incentive compensation arrangements, including performance objectives and corresponding target incentive awards thereunder, for the fiscal year ending June 30, 2012 (“Fiscal 2012”), for its named executive officers and certain other officers. The Company’s named executive officers are Curtis L. Hage, Chairman, President and Chief Executive Officer of the Company; Darrel L. Posegate, Executive Vice President of the Company and President of Home Federal Bank (the “Bank”); Brent R. Olthoff, Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Bank; David A. Brown, Senior Vice President/Community Banking of the Bank; and Jon M. Gadberry, Senior Vice President/Wealth Management of the Bank.

Short-Term Incentive Plan

For Fiscal 2012, the PCB Committee approved the grant of short-term incentive awards tied to the Company’s performance (the “HFFC Short-Term Plan”) as well as short-term incentive awards related to the Bank’s performance (the “HFB Short-Term Plan”). Awards under the HFFC Short-Term Plan will be based on a combination of measures of the Company’s performance, weighted as noted. The Company’s Chairman, President and Chief Executive Officer, the Executive Vice President, and the Chief Financial Officer and Treasurer of the Company are eligible for incentive awards under the HFFC Short-Term Plan. Such awards will be based upon (i) the Company achieving targeted consolidated core business operating income (“CBOI”) (weighted 60%); (ii) net charge-offs (weighted 10%); (iii) non-performing loans (weighted 10%); and (iv) the Company achieving targeted consolidated net income (weighted 20%).

In addition, each of the Company’s remaining named executive officers is eligible for an award under the HFB Short-Term Plan. Such awards will be based on (i) the Bank achieving targeted consolidated CBOI (weighted 75%); (ii) net charge-offs (weighted 12.5%); and (iii) non-performing loans (weighted 12.5%).

Under the incentive award levels approved by the Committee, Messrs. Hage, Posegate and Olthoff can each earn aggregated short-term incentive payouts ranging from 20.0% to 80.0% of their 2012 base salary, with target payouts set at 40.0%, and the other named executive officers can each earn a short-term incentive award ranging from 11.25% to 45% of their 2012 base salary, with target payouts set at 22.5%. All incentive awards under the short-term plans are paid in cash.

Long-Term Incentive Plan

For Fiscal 2012, incentive awards under the Senior Management Stock Based Long-Term Incentive Plan (the “Long-Term Plan”) will be based upon the Company achieving certain target levels of return on equity (“ROE”). Each of the named executive officers is eligible for an award under the Long-Term Plan.

Under the Long-Term Plan, awards to the Company’s Chief Executive Officer will be made in phantom stock, vesting equally over four years. Such awards will be paid in cash at each vesting date, based on the Company’s stock price at that date. Furthermore, once granted, such awards will not be forfeitable, and will continue to vest, independent of whether the Chief Executive Officer retires during such four-year period. Awards to other Long-Term Plan participants will be paid 75% in shares of

Company restricted stock and 25% in stock appreciation rights (“SARs”) settled in the Company’s common stock, each having a four-year vesting period in which 25% of such SARs or shares of restricted stock, as applicable, will vest each year.

Under the incentive award levels approved by the Committee, Messrs. Hage, Posegate and Olthoff can each earn aggregated long-term incentive payouts ranging from 20.0% to 80.0% of their 2012 base salary, with target payouts set at 40.0%, and the other named executive officers can each earn a long-term incentive award ranging from 11.25% to 45% of their 2012 base salary, with target payouts set at 22.5%.

Other Plan Features

Each of the metrics noted above will be calculated as set forth in the Company’s 2012 audited financial statements, except that any change in the approved metrics caused by a single, non-recurring event that results in a 10% change in such metric will be reviewed by the PCB Committee and may be excluded from the calculation at the committee’s discretion, and the PCB Committee may also further adjust the approved metrics as the result of significant or material events in its discretion.  All incentive awards will be paid by the Company following acceptance of the Company’s audited financial statements for Fiscal 2012 by the Audit Committee of the Board.

In addition, the PCB Committee approved a “clawback” feature for the Short-Term and Long-Term Plans under which, if the PCB Committee determines, in its sole discretion, that a participant received a payment based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining the incentive calculation, then the PCB Committee may determine the overpayment amount and demand repayment from the plan participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF Financial Corp
(Registrant)

Date: July 7, 2011	By:	/s/ Curtis L. Hage
Curtis L. Hage, Chairman, President and Chief Executive Officer
(Duly Authorized Officer)

Date: July 7, 2011	By:	/s/ Brent R. Olthoff
Brent R. Olthoff, Senior Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer)